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                                                                   Exhibit 10.31


                              AMENDED AND RESTATED
                                   CONOCO INC.
                   SALARY DEFERRAL & SAVINGS RESTORATION PLAN

I.    PURPOSE

      The purpose of the Salary Deferral & Savings Restoration Plan (Plan) is to provide eligible employees with the opportunity to defer, until termination of employment, receipt of salary that, because of compensation limits imposed by law, is ineligible to be considered in calculating benefits within the Company's tax-qualified defined contribution plans and thereby recover benefits lost because of that restriction.

II.   ADMINISTRATION

      The administration of this Plan is vested in the Employee Benefit Plans Board (EBPB). The EBPB may adopt such rules as it may deem necessary for the proper administration of the Plan, and may appoint such persons or groups as may be judged necessary to assist in the administration of the Plan. The EBPB's decision in all matters involving the interpretation and application of this Plan shall be final. The EBPB shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan.

III.  ELIGIBILITY

      An employee of the Company who is eligible to participate in the Thrift Plan for Employees of Conoco Inc. (the Thrift Plan) and whose annual base compensation exceeds the amount prescribed in Internal Revenue Code
      Section 401(a)(17) shall be eligible to participate in this Plan (hereinafter "Participant"). Participant shall also include any individual who continues to have a Participant Account under this Plan.

      For purposes of this Plan, the term "Company" means ConocoPhillips Services Inc., Conoco Pipe Line Inc., or Louisiana Gas Systems Inc. Prior to January 1, 2003, Company included Conoco Inc.

      Participation in this Plan is entirely voluntary.

IV.   PARTICIPANT ACCOUNTS

      A.    PARTICIPANT CONTRIBUTIONS

            A Participant may elect to defer receipt of a percentage of annual base compensation in excess of the amount prescribed in Internal Revenue Code Section 401 (a)( 17), and have the dollar equivalent of the deferral percentage credited to a Participant Account under this Plan. The deferral percentage elected under this Plan shall not exceed that allowed in total in the tax-qualified defined contribution plans of the Company in which (s)he participates. Except as provided below, such deferral election will be made prior to the beginning of each calendar year and will be irrevocable for that calendar year.

            For purposes of a Participant's first year of participation in this Plan, the compensation
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            deferral election must be made no later than 30 days prior to the first day of the month for which compensation is deferred and will be irrevocable for the remainder of that calendar year.

      B.    COMPANY CONTRIBUTIONS

            1. To the extent that a Participant makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant's Account in this Plan an amount equivalent to the Company matching contributions that would be provided to that Participant under the terms of the Company's tax-qualified defined contribution plans in which (s)he is participating.

            2. The Company will credit to the Participant's Account in this Plan an amount equivalent to the value of the Semiannual Allocation or Supplemental Allocation under the Stock Savings Feature of the ConocoPhillips Savings Plan (the CPSP) as those terms are used in the CPSP that would be provided to that Participant on his or her annual base compensation in excess of the amount prescribed in Internal Revenue Code Section 401
                  (a)(7) under the terms of the CPSP.

      C.    EARNINGS EQUIVALENTS

            Credits for Participant Contributions and Company Contributions shall be treated as having been invested in one or more of the investment options available in the Company's tax-qualified defined contribution plan in which (s)he is participating. Additional credit (or debit) amounts will be posted to the Participant's Account in this Plan based on the performance of those investment options.

            The Participant shall have the right to:

            I. Designate which investment options are to be used in valuing his/her Account under this Plan, subject to the rules governing investment direction in the Thrift Plan; and/or

            2. Change the designated investment options used in valuing his/her Account under this Plan, subject to the rules governing investment direction and/or transfers among funds in the Thrift Plan.

      D.    CREDITS TO ACCOUNTS

            I. Participant Contributions, Company Contributions, and Earnings Equivalents shall be credited (or debited) to the Participant's Account under this Plan as unfunded book entries stated as cash balances, and will not be payable to a Participant until such time as employment with the Company terminates. The cash balances in Participant Accounts shall be unfunded general obligations of the Company, and no Participant shall have any claim to or security interest in any asset of the Company on account thereof.

            2. For each employee who was participating in the DuPont Salary Deferral & Savings Restoration Plan (DuPont Plan) immediately prior to January 1, 1999, an amount equivalent to Participant Contributions, Company Contributions, and Earnings Equivalents under the DuPont Plan credited (or debited) to the
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                  Participant's Account under the DuPont Plan shall be credited to the Participant's Account under this Plan as unfunded book entries stated as cash balances, and will not be payable to such Participant until such time as employment with the Company terminates. The cash balances in Participant Accounts shall be unfunded general obligations of the Company and no Participant shall have any claim to or security interest in any asset of the Company on account thereof.

V.    VESTING

      Participant Contributions and Company Contributions and Earnings Equivalents shall be vested at the time such amounts are credited to the Participant's Account.

VI.   PAYMENT OF BENEFITS

      Amounts payable under this Plan shall be delivered in a cash lump sum as soon as practicable after termination of employment unless the Participant irrevocably elects under rules prescribed by the EBPB to receive payments in a series of annual installments. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.

VII.  RIGHT TO MODIFY

      The Company reserves the right, at any time, to amend, suspend, terminate, change, or discontinue this Plan in its discretion by action of the Board of Directors or its delegee. Notwithstanding the preceding sentence, no such amendment, suspension, termination, discontinuation, or change shall deprive any person of his accrued benefit under the terms of the Plan or a lump sum distribution payable as soon as practicable upon termination of employment, including termination for retirement, with respect to his accrued benefit.

WITNESS MY HAND to this Conoco Inc. Salary Deferral & Savings Restoration Plan, as restated effective January 1, 2003.

             /s/ Joseph C. High
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  Joseph C. High, Vice President, Human Resources